UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)

VNET Group, Inc.

(Name of Issuer)

Class A Ordinary Shares, par value US$0.00001 per share

(Title of Class of Securities)

90138A103**

(CUSIP Number)

July 5, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule	13d-1(b)

☒	Rule	13d-1(c)

☐	Rule	13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** There is no CUSIP number assigned to the Ordinary Shares. CUSIP number 90138A103 has been assigned to the American Depositary Shares (“ADSs”) of the Issuer, each ADS representing six (6) Class A Ordinary Shares, which are quoted on the Nasdaq Global Market under the symbol “VNET”.

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Bold Ally (Cayman) Limited
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person FI

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons CP5 Hold Co 2 Limited
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person FI

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons CP5 Hold Co 1 Limited
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person FI

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons SSG Capital Partners V, L.P.
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person FI

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Management (Asia) Cayman Limited, f/k/a Ares SSG Capital Management Limited
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person FI

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Management Asia (Holdings) Limited, f/k/a Ares SSG Capital Holdings Limited
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person FI

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Management Asia Holdings, L.P., f/k/a Ares SSG Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons AS Holdings GP LLC
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons AS Holdings LP Ltd.
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person FI

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Holdings L.P.
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Holdco LLC
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Management Corporation
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person CO

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Voting LLC
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Management GP LLC
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO

CUSIP No. 90138A103	Schedule 13G

1	Names of Reporting Persons Ares Partners Holdco LLC
2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒
3	SEC Use Only
4	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With		5	Sole Voting Power 0
		6	Shared Voting Power 0
		7	Sole Dispositive Power 0
		8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO

Item 1.

(a)	Name of Issuer:
VNET Group, Inc.
(b)	Address of Issuer’s Principal Executive Offices:
Guanjie Building, Southeast 1st Floor 10# Jiuxianqiao East Road Chaoyang District Beijing 100016 The People’s Republic of China

Item 2.

(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Bold Ally (Cayman) Limited (“Bold Ally”)

CP5 Hold Co 2 Limited (“CP5 Hold Co 2”)

CP5 Hold Co 1 Limited (“CP5 Hold Co 1”)

SSG Capital Partners V, L.P. (“SSG Capital Partners”)

Ares Management (Asia) Cayman Limited (“Ares Management (Asia) Cayman”)

Ares Management Asia (Holdings) Limited (“Ares Asia (Holdings) Limited”)

Ares Management Asia Holdings, L.P. (“Ares Asia Holdings”)

AS Holdings GP LLC (“AS Holdings GP”)

AS Holdings LP Ltd. (“AS Holdings LP”)

Ares Holdings L.P. (“Ares Holdings”)

Ares Holdco LLC (“Ares Holdco”)

Ares Management Corporation (“Ares Management”)

Ares Voting LLC (“Ares Voting”)

Ares Management GP LLC (“Ares Management GP”)

Ares Partners Holdco LLC (“Ares Partners”)

(b)	Address or Principal Business Office:

The business address of Bold Ally, SSG Capital Partners, Ares Management (Asia) Cayman, Ares Asia (Holdings) Limited and AS Holdings LP is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

The business address of CP5 Hold Co 2 and CP5 Hold Co 1 is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

The business address of each other Reporting Person is c/o Ares Management LLC, 1800 Avenue of the Stars, Suite 1400, Los Angeles, California 90067.

(c)	Citizenship of each Reporting Person is:

Bold Ally, SSG Capital Partners, Ares Management (Asia) Cayman, Ares Asia (Holdings) Limited and AS Holdings LP are organized under the laws of the Cayman Islands.

CP5 Hold Co 2 and CP5 Hold Co 1 are organized under the laws of the British Virgin Islands.

Each other Reporting Persons is organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:
Class A ordinary shares, par value US$0.00001 per share (the “Class A Ordinary Shares”)
(e)	CUSIP Number:
There is no CUSIP number assigned to the ordinary shares. CUSIP number 90138A103 has been assigned to the ADSs of the Issuer, each ADS representing six (6) ordinary shares, which are quoted on the Nasdaq Global Market under the symbol “VNET”.

Item 3.

Not applicable.

Item 4.	Ownership

Ownership

(a-c)

This amendment to Schedule 13G is being filed to report that, as of the date hereof, the Reporting Persons do not beneficially own any shares of Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 3, 2024

Bold Ally (Cayman) Limited

/s/ Isatou Smith
By: Isatou Smith
Its: Authorized Signatory

CP5 Hold Co 2 Limited

/s/ Smita Atchanah
By: Smita Atchanah
Its: Authorized Signatory

/s/ Ranjan Lath
By: Ranjan Lath
Its: Authorized Signatory

CP5 Hold Co 1 Limited

/s/ Smita Atchanah
By: Smita Atchanah
Its: Authorized Signatory

/s/ Ranjan Lath
By: Ranjan Lath
Its: Authorized Signatory

SSG Capital Partners V, L.P.

By: SSG Capital Partners V GP, Ltd., its general partner

/s/ Isatou Smith
By: Isatou Smith
Its: Authorized Signatory

Ares Management (Asia) Cayman Limited

/s/ Isatou Smith
By: Isatou Smith
Its: Authorized Signatory

Ares Management Asia (Holdings) Limited

/s/ Eric Michel Joseph Vimont
By: Eric Michel Joseph Vimont
Its: Authorized Signatory

Ares Management Asia Holdings, L.P.

By: AS Holdings GP LLC, its general partner

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

AS Holdings GP LLC

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

AS Holdings LP Ltd.

By: Ares Holdings L.P., its sole member
By: Ares Holdco LLC, its general partner

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

Ares Holdings L.P.

By: Ares Holdco LLC, its general partner

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

Ares Holdco LLC

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

Ares Management Corporation

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

Ares Voting LLC

By: Ares Partners Holdco LLC, its sole member

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

Ares Management GP LLC

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

Ares Partners Holdco LLC

/s/ Anton Feingold
By: Anton Feingold
Its: Authorized Signatory

LIST OF EXHIBITS

Exhibit No.	Description
99.1	Joint Filing Agreement, dated as of March 23, 2022, by and among the Reporting Persons (previously filed).